QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 15, 2004

Dear Stockholder:

        You are invited to attend the annual meeting of stockholders of SL Green Realty Corp. This year's meeting will be held on Wednesday, May 19, 2004 at 10:00 a.m., local time, at the Grand Hyatt New York Hotel, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York.

        The attached proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

        Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. If you attend the meeting, you may continue to have your shares of common stock voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares of common stock in person. We look forward to seeing you at the meeting.

                      Sincerely,

                      Stephen L. Green
                      Chairman of the Board

SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York 10170-1881

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 19, 2004

        The 2004 annual meeting of stockholders of SL Green Realty Corp. will be held on Wednesday, May 19, 2004 at 10:00 a.m., local time, at the Grand Hyatt New York Hotel, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York. At the annual meeting, stockholders will vote upon the following proposals:

        1.     To elect one Class I director to serve until the 2007 annual meeting of stockholders and until such director's successor is duly elected and qualified;

        2.     To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004; and

        3.     To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

        Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

        Our Board of Directors has fixed the close of business on March 31, 2004 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten calendar days prior to the annual meeting, between the hours of 8:30 a.m. and 4:30 p.m., local time, at our corporate offices located at 420 Lexington Avenue, New York, New York 10170-1881. You may arrange to review this list by contacting our Secretary, Andrew S. Levine.

        You are requested to fill in and sign the enclosed form of proxy, which is being solicited by our Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. In addition, stockholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

                        By Order of our Board of Directors

                        Andrew S. Levine
                        Secretary

New York, New York
April 15, 2004

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. If you attend the annual meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card.

i

Indebtedness of Management	26
Investments	26
OTHER MATTERS	27
Solicitation of Proxies	27
Stockholder Proposals	27
Other Matters	27

ii

SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York 10170-1881

PROXY STATEMENT

FOR 2004 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 19, 2004

        We are sending this proxy statement and the enclosed proxy card to our stockholders on or about April 15, 2004 in connection with the solicitation of proxies by the Board of Directors of SL Green Realty Corp. for use at the 2004 annual meeting of stockholders to be held on Wednesday, May 19, 2004 at 10:00 a.m., local time, at the Grand Hyatt New York Hotel, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York or at any postponement or adjournment of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

        If our records show that you were a stockholder of our common stock at the close of business on March 31, 2004, which is referred to as the record date, you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What is the purpose of the meeting?

        At the annual meeting, you will be asked:

  •
  to vote upon the election of one Class I director;

  •
  to ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004; and

  •
  to consider and act upon any other matters that may properly be brought before the meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

        The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares of common stock entitled to vote at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 38,546,340 shares of common stock outstanding and entitled to vote at the meeting.

What vote is needed to approve each proposal?

        The affirmative vote of the holders of record of a plurality of all of the votes cast at the meeting at which a quorum is present is necessary for the election of the Class I director. The affirmative vote of the holders of record of a majority of all of the votes cast at the meeting at which a quorum is present is required for the ratification of our independent auditors and the approval of any other matters properly presented at the meeting for stockholder approval. Abstentions do not constitute a vote "for" or "against" any matter being voted on at the annual meeting and will not be counted as "votes cast," although they will count toward the presence of a quorum. Broker "non-votes," or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the annual meeting.

Can I change my vote after I submit my proxy card?

        If you cast a vote by proxy, you may revoke it at any time before it is voted by:

  •
  filing a written notice revoking the proxy with our Secretary at our address;

  •
  signing and forwarding to us a proxy dated later; or

  •
  appearing in person and voting by ballot at the meeting.

        If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy.

How do I vote?

        We request that you complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope. You may also attend the meeting in person and vote in person. If your shares of common stock are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares of common stock voted. Such stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of common stock of record.

How is my vote counted?

        If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the meeting, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted for the election of the sole nominee for the Class I director named in this proxy statement and for ratification of our Audit Committee's selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004, and as recommended by our Board of Directors with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

What other information should I review before voting?

        For your review, our 2003 annual report, including financial statements for the fiscal year ended December 31, 2003, is being mailed to you concurrently with the mailing of this proxy statement. You may also obtain, free of charge, a copy of our 2003 annual report on our website at http://www.slgreen.com. You may also obtain a copy of our Annual Report on Form 10-K, which contains additional information about our company, free of charge, by directing your request in writing to SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. The 2003 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation material.

Who is soliciting my proxy?

        This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. We have retained Morrow & Co., Inc. at an aggregate estimated cost of $4,500, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board of Directors currently consists of five members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

        At the annual meeting, one director will be elected to serve until the 2007 annual meeting and until that director's successor is duly elected and qualified. Our Nominating and Corporate Governance Committee has recommended Edwin Thomas Burton, III to our Board of Directors as a nominee for election to serve as a Class I director. This nominee is currently serving as a Class I director. Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Edwin Thomas Burton, III to serve as a Class I director. Our Board anticipates that this nominee will serve, if elected, as a director. However, if this nominee is unable to accept election, proxies voted in favor of this nominee will be voted for the election of such other person or persons as our Nominating and Corporate Governance Committee may recommend to our Board.

  The Board of Directors unanimously recommends a vote FOR the Nominee.

Information Regarding the Nominees and the Continuing Directors

        The following table and biographical descriptions set forth certain information with respect to the nominee for election as a Class I director at the annual meeting and the continuing directors whose terms expire at the annual meetings of stockholders in 2005 and 2006, respectively, based upon information furnished by each director.

Name	Age	Director Since
Class I Nominee Director (term to expire in 2007)
Edwin Thomas Burton, III	61	1997
Class II Continuing Directors (terms expire in 2005)
Marc Holliday	37	2001
John S. Levy	68	1997
Class III Continuing Directors (terms expire in 2006)
John H. Alschuler, Jr.	55	1997
Stephen L. Green	65	1997

Class I Nominee for Election—Term Expires in 2007

        Edwin Thomas Burton, III has served as a director since 1997 and serves as Chairman of our Audit Committee, and is a member of our Compensation and Nominating and Corporate Governance Committees. Mr. Burton is a member of, and from 1997 until March 2001 served as Chairman of the Board of Trustees, of the Investment Advisory Committee of the Virginia Retirement System for state and local employees of the Commonwealth of Virginia. Mr. Burton served as the Chairman of the Virginia Retirement System Special Committee on the sale of RF&P Corporation, a $570 million real estate company. Since 1988, he has served as a professor of economics at the University of Virginia. Mr. Burton has served as a director of Virginia National Bank since 1998 and is currently Chairman of its Compensation Committee. From 1994 until 1995, Mr. Burton served as Senior Vice President, Managing Director and member of the Board of Directors of Interstate Johnson Lane, Incorporated, an investment banking firm where he was responsible for the Corporate Finance and Public Finance Divisions. From 1987 to 1994, Mr. Burton served as President of Rothschild Financial Services, Incorporated (a subsidiary of Rothschild, Inc. of North America), an investment banking company headquartered in New York City that is involved in proprietary trading, securities lending and other investment activities. Mr. Burton also serves as a consultant to numerous companies on investment strategy and investment banking. Mr. Burton served on the Board of Directors of Capstar, a publicly-traded hotel company, and SNL Securities, a private securities data company. He has held various teaching positions at York College, Rice University and Cornell University and has written and lectured extensively in the field of economics. Mr. Burton received a B.A. degree and an M.A. degree in economics from Rice University and a Ph.D. degree in economics from Northwestern University.

Class II Continuing Directors—Terms Expire in 2005

        Marc Holliday joined our company as Chief Investment Officer in July 1998 and was promoted to President on April 1, 2001. In December 2001, Mr. Holliday was appointed to our Board of Directors to fill the vacancy created by the resignation of Benjamin P. Feldman from our Board of Directors in November 2001. In January 2004, Mr. Holliday was promoted to Chief Executive Officer. Mr. Holliday will also remain President, and remain a member of our Executive Committee of our Board of Directors. Since joining our company, Mr. Holliday has directed our focused business plan of repositioning and strategically upgrading of the portfolio to larger avenue properties with higher quality tenants, while at the same time driving strong earnings performance and growth in stockholder value. Mr. Holliday implemented this plan by overseeing a diversified strategy involving selective acquisitions and dispositions coupled with a successful joint venture initiative and structured finance program. Under Mr. Holliday's investment guidance, we have grown to be one of the largest owners of commercial office properties in Manhattan. Prior to joining our company, he was Managing Director and Head of Direct Originations for New York-based Capital Trust (NYSE:CT). While at Capital Trust, Mr. Holliday was in charge of originating direct principal investments for the firm, consisting of mezzanine debt, preferred equity and first mortgages. Mr. Holliday received a B.S. degree in Business and Finance from Lehigh University in 1988, as well as an M.S. degree in Real Estate Development from Columbia University in 1990.

        John S. Levy has served as a director since 1997 and serves as a member of our Audit and Compensation Committees and as Chairman of our Nominating and Corporate Governance Committee of our Board of Directors. Mr. Levy is a private investor. He also serves as a director of the Bear Stearns Asset Management Inc. Mr. Levy was associated with Lehman Brothers Inc. (or its corporate predecessors) from 1983 until 1995. During that period, Mr. Levy served as Managing Director and Chief Administrative Officer of the Financial Services Division, Senior Executive Vice President and Co-Director of the International Division overseeing the International Branch System, and Managing Partner of the Equity Securities Division, where he managed the International, Institutional, Retail and Research Departments. Prior to that period, Mr. Levy was associated with A.G. Becker Incorporated

(or its corporate predecessors) from 1960 until 1983. At A.G. Becker, Mr. Levy served as Managing Director of the Execution Services Division, Vice President-Manager of Institutional and Retail Sales, Manager of the Institutional Sales Division, Manager of the New York Retail Office and a Registered Representative. Mr. Levy received a B.A. degree from Dartmouth College.

Class III Continuing Directors—Terms Expire in 2006

        John H. Alschuler, Jr. has served as a director since 1997 and serves as a member of our Audit, Executive and Nominating and Corporate Governance Committees and is Chairman of our Compensation Committee of our Board of Directors. He is the President of Hamilton, Rabinowitz & Alschuler, Inc. and the Partner in Charge of its New York office. Hamilton, Rabinowitz & Alschuler, Inc. is a nationally recognized consulting firm with over 20 years of experience in real estate, advisory services, policy, and management consulting. Mr. Alschuler conducts a broad-range consulting practice, focused on the revitalization of urban communities and the construction of significant places with sound economic and social foundations. He has advised a wide range of development clients, including the Alliance for Downtown New York, the New Jersey Performing Arts Center, The Guggenheim Foundation, The Related Companies, Madison Square Garden, Brookfield Properties, the Government of Kuwait, Queens West Development Corporation, Empire State Development Corporation and the State of New York, among others. He has also advised a large array of public organizations and elected officials, including the Mayor and Governor of the State of New York and a variety of State Governors across the nation on various issues, including economic development, real estate development and capital construction. Most recently, he led the advisory team that shaped former Mayor Rudolph Guiliani's and Governor George Pataki's plan for the redevelopment of Governor's Island. He currently serves as the Chief Consultant for the redevelopment of the Brooklyn Waterfront. He also assists the office of the Deputy Mayor of Washington, D.C. in the management of large scale real estate transactions. Mr. Alschuler is also an Adjunct Associate Professor at Columbia University where he teaches real estate development. Mr. Alschuler received a B.A. degree from Wesleyan University and an Ed.D. degree from the University of Massachusetts at Amherst.

        Stephen L. Green has served as our Chairman and member of our Executive Committee of our Board of Directors since 1997. Mr. Green recently stepped down as our Chief Executive Officer in January 2004, when Marc Holliday was promoted to that position. Mr. Green will continue to serve as Chairman and will also serve as a full-time executive officer of our company with responsibility for developing key market relationships and real estate opportunities while overseeing our long-term strategic direction. Mr. Green founded S.L. Green Real Estate in 1980. Prior to our initial public offering in 1997, Mr. Green had been involved in the acquisition of over 50 Manhattan office buildings containing in excess of 4.0 million square feet. As of December 31, 2003, our portfolio interests in 26 properties comprising over 15.2 million square feet of space. Mr. Green is an at-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York and has previously served as Chairman of the Real Estate Board of New York's Tax Committee. He currently serves as a member on the Boards of Directors of the Starlight Foundation and Street Squash. Mr. Green received a B.A. degree from Hartwick College and a J.D. degree from Boston College Law School.

Biographical Information Regarding Executive Officers Who Are Not Directors

        Gregory F. Hughes has served as our Chief Financial Officer since February 2004. Mr. Hughes is responsible for finance, capital markets, investor relations and administration. Prior to joining our company, from 2002 to 2003, Mr. Hughes was a Managing Director and the Chief Financial Officer of the real estate private equity group at JP Morgan Partners. From 1999 to 2002, Mr. Hughes was a Partner and the Chief Financial Officer of Fortress Investment Group, an investment and asset management firm which managed a real estate private equity fund totaling approximately $900 million and a real estate investment trust with assets in excess of $1.3 billion. While at Fortress Investment Group, Mr. Hughes was actively involved in evaluating a broad range of real estate equity and structured finance investments and arranged various financings to facilitate acquisitions and fund recapitalizations. Mr. Hughes also served as Chief Financial Officer of Wellsford Residential Property Trust and Wellsford Real Properties, where he was responsible for the firm's financial forecasting and reporting, treasury and accounting functions, capital markets and investor relations. While at Wellsford, Mr. Hughes was involved in numerous public and private debt and equity offerings and during his tenure, Wellsford became one of the first real estate investment trusts to obtain an investment grade rating. From 1985 to 1992, Mr. Hughes worked at Kenneth Leventhal & Co., a public accounting firm specializing in real estate and financial services. Mr. Hughes received his B.S. degree in Accounting from the University of Maryland and is a Certified Public Accountant. Mr. Hughes is 40 years old.

        Andrew S. Levine has served as our General Counsel, Executive Vice President and Secretary since November 2000. Prior to joining our company, Mr. Levine was a partner at the law firm of Pryor, Cashman, Sherman & Flynn, LLP. Mr. Levine was also a partner at the firm of Dreyer & Traub. As a member of the REIT and Real Estate Transactions and Business groups at Pryor, Cashman, Sherman & Flynn, LLP, Mr. Levine served as counsel for a diverse client base of public and private real estate companies, national retailers, REITs, private developers, investment advisers and lenders. Mr. Levine received a B.A. degree from the University of Vermont in 1980 and a J.D. degree from Rutgers School of Law in 1984. Mr. Levine is 45 years old.

        Andrew Mathias currently serves as our Chief Investment Officer. Mr. Mathias is responsible for the firm's equity and structured finance investments. Mr. Mathias also oversees the firm's acquisitions/dispositions and its joint venture program. Mr. Mathias joined our company in March 1999 as a Vice President and was promoted to Director of Investments in 2002, a position he held until his promotion to Chief Investment Officer in January 2004. Prior to joining our company, from July 1998, Mr. Mathias was with New York-based Capital Trust (NYSE: CT), a mezzanine company. From June 1995 to July 1998, Mr. Mathias worked at CT's predecessor company, Victor Capital Group, where he worked on a wide variety of real estate principal investments and advisory transactions, both on behalf of third-party clients and for the firm's own account. Mr. Mathias also worked on the high yield/restructuring desk at Bear Stearns and Co. Mr. Mathias received a degree in Economics from the Wharton School at the University of Pennsylvania. Mr. Mathias is 30 years old.

        Gerard T. Nocera currently serves as our Executive Vice President—Director of Real Estate. He is responsible for all capital projects, leasing programs and the management of all properties owned and managed by us. He also served as our Executive Vice President-Director of Leasing from 1997 to 2001 and for SL Green Properties, Inc. from 1991 to 1997. During those periods, Mr. Nocera was responsible for the development and implementation of all marketing and leasing programs for the properties owned and managed by us. Prior to joining our company, Mr. Nocera worked as a Promotional Broker for seven years, as well as working for the Cohen Brothers as a New York landlord representative. Mr. Nocera is a member of the Real Estate Board of New York and the YMWREA. Mr. Nocera received a B.A. degree from Duquesne University. Mr. Nocera is 47 years old.

        Michael W. Reid joined our company in February 2001 as Chief Operating Officer. Mr. Reid oversees finance, capital markets activity, investor relations and corporate administration. Mr. Reid will leave our company effective April 30, 2004. Prior to joining our company, Mr. Reid was a Managing Director at Lehman Brothers Inc. in the Global Real Estate Department. While at Lehman Brothers Inc., Mr. Reid headed the Real Estate Group's Equity Practice from 1993. In this capacity, he led our initial public offering in 1997 and was involved in over $7 billion in equity offerings, including ten lead-managed initial public offerings for a diverse group of real estate companies. In over 17 years of investment banking, Mr. Reid has also been involved in over $8 billion in mortgage and unsecured debt transactions, as well as a full range of strategic and corporate advisory assignments. From 1984 to 1987, Mr. Reid worked at The First Boston Corporation where he worked on asset sales, mortgage financings, leasing and strategic advisory services. From 1982 to 1984, Mr. Reid worked at Landauer Associates where he worked in the Marketing Division specializing in leasing. Mr. Reid received a B.A. from Yale University in 1975 and a Master of Divinity from Yale University in 1978. Mr. Reid is 50 years old.

        Thomas E. Wirth joined our company in 1997 as Vice President—Finance. Mr. Wirth served as our Chief Financial Officer from June 1999 until February 2004, at which time he was succeeded by Gregory F. Hughes. Mr. Wirth currently serves as a Vice President and is our Principal Accounting Officer. Prior to joining our company, from 1995 to 1997, Mr. Wirth was Vice President of Financial Reporting and Analysis for Greenwich, Connecticut-based United Waste System, Inc., a waste management company acquired in 1997 by USA Waste Services, Inc. Mr. Wirth also spent ten years with Ernst & Young LLP in various positions, including Senior Manager. Mr. Wirth received his B.A. degree in business management and accounting from Gettysburg College and is a licensed CPA. Mr. Wirth is 40 years old.

The Board of Directors and its Committees

        We are managed by a five-member Board of Directors. The Board has affirmatively determined that Messrs. John H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy, representing a majority of its members, are independent of our management, as such term is defined by the rules of the New York Stock Exchange Inc., or the NYSE. Our Board of Directors held five meetings during fiscal year 2003. Each of the directors attended at least 75% of the total number of meetings of our Board of Directors held during 2003 and each of the directors attended our 2003 annual meeting.

        Audit Committee.    We have a standing Audit Committee, consisting of John H. Alschuler, Jr., Edwin Thomas Burton, III (Chairman) and John S. Levy, each of whom is "independent" within the meaning of the rules of the NYSE and the U.S. Securities and Exchange Commission, or the SEC. The Board of Directors has determined that Mr. Burton is a "financial expert" as defined in rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Our Audit Committee is responsible for, among other things, engaging our independent auditors, reviewing with the independent auditors the plans and results of their audit engagement, approving professional services to be provided by the independent auditors, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. Our Board approved a new amended charter for our Audit Committee, a copy of which is available on our website at http://www.slgreen.com and is attached as Exhibit A to this annual proxy statement. Additional information regarding the functions performed by our Audit Committee is set forth in the "Audit Committee Report" included in this annual proxy statement. Our Audit Committee held four meetings during fiscal year 2003. Each of the committee members attended at least 75% of the total number of meetings of our Audit Committee held during fiscal year 2003.

        Compensation Committee.    We have a standing Compensation Committee, consisting of John H. Alschuler, Jr. (Chairman), Edwin Thomas Burton, III and John S. Levy, each of whom is "independent" within the meaning of the rules of the NYSE. Our Compensation Committee is responsible for, among other things, making recommendations and exercising all powers of our Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. Our Compensation Committee also has authority to grant awards under our Amended 1997 Stock Option and Incentive Plan, as amended, including our 2003 Long-Term Outperformance Compensation Program. Our Board approved a written charter for our Compensation Committee, a copy of which is available on our website at http://www.slgreen.com. Our Compensation Committee held two meetings during fiscal year 2003. See "Executive Compensation—Report on Executive Compensation."

        Nominating and Corporate Governance Committee.    We have a standing Nominating and Corporate Governance Committee, consisting of John H. Alschuler, Jr., Edwin Thomas Burton, III and John S. Levy (Chairman), each of whom is "independent" within the meaning of the rules of the NYSE. Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to be elected at each annual meeting of stockholders, recommending to the Board the directors to serve on each of the Board's committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to our company and directing the Board in an annual review of its performance. Our Board approved a written charter for our Nominating and Corporate Governance Committee, a copy of which is available on our website at http://www.slgreen.com. Our Nominating and Corporate Governance Committee was established in December 2003 by our Board to replace our Nominating Committee which consisted of Messrs. Burton, Alschuler and Levy. Our Nominating Committee held one meeting during fiscal year 2003, in which it nominated (in March 2003) two Class III directors whose nominations were successfully voted on at our 2003 annual meeting.

        Executive Committee.    Subject to the supervision and oversight of our Board of Directors, our Executive Committee, which consists of Stephen L. Green, Marc Holliday and John H. Alschuler, Jr., has the authority to approve the acquisition, financing and disposition of investments by us and to authorize the execution of certain contracts and agreements, including those relating to the borrowing of money by us, and to exercise generally all other powers of our Board of Directors, except for those which require action by all directors or the independent directors under our articles of incorporation or bylaws or under applicable law. To date, our full Board of Directors has approved all of our acquisitions, financings and dispositions of investments.

        Disclosure Committee.    We maintain a Disclosure Committee consisting of members of our executive management and senior employees. Our Disclosure Committee meets at least quarterly. The purpose of our Disclosure Committee is to bring together representatives from our core business lines and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. Our Disclosure Committee reports to our Chief Executive Officer and Chief Financial Officer and, as appropriate, to our Audit Committee.

Director Compensation

        Directors of our company who are also employees receive no additional compensation for their services as directors. During the fiscal year ended December 31, 2003, each independent director received an annual fee in the amount of $25,000. Each independent director also received $1,000 for each meeting of our Board of Directors attended and $500 for each committee meeting attended, provided such committee meeting did not occur on a day on which a Board of Directors meeting was held. The annual fee payable to our independent directors is payable quarterly, half in stock and half in cash, unless an independent director elects to have the director fee paid 100% in stock. Any portion of the annual fee that is paid in stock is made under our Amended 1997 Stock Option and Incentive Plan, as amended. The meeting fees are paid in cash. One of our independent directors who resides outside of New York is reimbursed for expenses of attending Board of Director and committee meetings.

        The Chairman of our Audit Committee received an additional annual fee of $6,000, which was payable in cash. In addition, each member of our Audit Committee was entitled to receive a fee of $4,000 per meeting for each of the two special meetings of the Audit Committee held independently of meetings of our Board of Directors. The special meeting fees are paid in cash. Each independent director, upon initial election or appointment to our Board of Directors, receives options under our Amended 1997 Stock Option and Incentive Plan, as amended, to purchase 6,000 shares of common stock at the market price of the common stock at the close of business on the day preceding the date of grant. In addition, under our Amended 1997 Stock Option and Incentive Plan, as amended, each independent director is entitled to an annual grant of options to purchase 6,000 shares of common stock, which are priced at the close of business on the day preceding our Board of Director's annual meeting, all of which vest on the date of grant.

        For the 2004 fiscal year, our Board of Directors has approved the following changes in compensation received by our independent directors: (i) the annual fee paid to the Chairman of our Audit Committee has been increased from $6,000 to $7,500, payable in cash; (ii) the Chairman of our Compensation Committee shall be paid an annual fee in the amount of $5,000, payable in cash, and the Chairman of our Nominating and Corporate Governance Committee shall be paid an annual fee in the amount of $4,000, payable in cash; (iii) the fee for each committee meeting attended has been increased from $500 to $1,000; and (iv) each independent director shall receive an annual grant (reviewed annually) of 500 shares of restricted common stock pursuant to our Amended 1997 Stock Option and Incentive Plan, as amended, all of which will vest on the first business day, one year from the date of grant, subject to the independent director being a member of our Board on the date such award is expected to vest. Except as described above, there are no additional changes to the fees and stock awards that each independent director is entitled to receive for the 2004 fiscal year.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Our Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2004, subject to ratification of this appointment by our common stockholders. Ernst & Young LLP has served as our independent auditors since our formation in June 1997 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or any of our subsidiaries in any capacity.

Fee Disclosure

  Audit Fees

        Fees for audit services totaled approximately $1,006,000 in 2003 and $832,950 in 2002. Audit fees include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. In addition, audit fees include fees for public filings in connection with various property acquisitions, joint venture audits, and services relating to public filings in connection with preferred and common stock offerings. Our joint venture partners paid approximately half of the joint venture audit fees. Audit fees also include fees for accounting research and consultations.

  Audit-Related Fees

        Fees for audit-related services totaled approximately $279,000 in 2003 and $140,500 in 2002. The audit-related services principally include fees for operating expense and tax certiorari audits. In addition, the audit-related services include fees for agreed-upon procedures projects.

  Tax Fees

        Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $615,000 in 2003 and $481,000 in 2002.

  All Other Fees

        Fees for all other services not included above totaled none in 2003 and approximately $23,000 in 2002, principally including energy and steam studies, procurement programs to improve the operating performance at our properties and assist in the business continuity plan.

        Our Audit Committee has considered whether (and has determined that) the provision by Ernst & Young LLP of the services described under "All Other Fees" is compatible with maintaining Ernst & Young LLP's independence from both management and our company.

        A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures of our Audit Committee

        Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent auditors, except for any de minimis non-audit services. Non-audit services are considered de minimis if (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent auditors during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee's attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval. None of the fees reflected above were approved by our Audit Committee pursuant to this de minimis exception. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

        Our Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent auditors.

AUDIT COMMITTEE REPORT

        The following is a report by our Audit Committee regarding the responsibilities and functions of our Audit Committee.

        Our Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with our Audit Committee Charter, which our Audit Committee amended in 2003. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2003 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        Our Audit Committee reviewed with the independent auditors, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. Our Audit Committee received the written disclosure and the letter from our independent auditors required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with our independent auditors the auditors' independence from both management and our company and considered the compatibility of our independent auditors' provision of non-audit services to our company with their independence.

        Our Audit Committee discussed with our independent auditors the overall scope and plans for their audit. Our Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting, including off-balance sheet investments.

        In reliance on the reviews and discussions referred to above, but subject to the limitations on the role and responsibilities of our Audit Committee referred to below, our Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

        Our Board of Directors has determined that our Audit Committee has at least one "audit committee financial expert," as defined in Item 401(h) of SEC Regulation S-K, such expert being Mr. Edwin Thomas Burton, III, and that he is "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

        The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting. Committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and independent auditors. Accordingly, our Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Ernst & Young LLP is in fact "independent."

Submitted by our Audit Committee
Edwin Thomas Burton, III (Chairman) John H. Alschuler, Jr. John S. Levy

CORPORATE GOVERNANCE MATTERS

        This section of our proxy statement contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE's final corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of the "Investors" page of our corporate website at www.slgreen.com to view or to obtain copies of our committee charters, code of business conduct and ethics and corporate governance principles. Additional information relating to the corporate governance of our company is also included in other sections of this proxy statement.

Corporate Governance Guidelines

        Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and management responsibilities. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Independence

        Our Corporate Governance Guidelines provide that a majority of our directors serving on our Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. Our Board has affirmatively determined, based upon its review of all relevant facts and circumstances, that each of the following directors and director nominee has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and the applicable rules promulgated by the SEC: Messrs. Edwin T. Burton, III, John H. Alschuler, Jr. and John S. Levy. Our Board has determined that Messrs. Green and Holliday, our two other directors, are not independent because they are also executive officers of our company.

Code of Business Conduct and Ethics

        Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and employees. The Code of Business Conduct and Ethics was designed to assist our directors, executive officers and employees in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our company's assets, confidentiality, communications with the public, accounting matters, records retention, fair dealing, discrimination and harassment and health and safety.

Audit Committee Financial Expert

        Our Board of Directors has determined that our Audit Committee has at least one "audit committee financial expert," as defined in Item 401(h) of SEC Regulation S-K, such expert being Mr. Edwin T. Burton, III, and that he is "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. Mr. Burton has agreed to serve as our audit committee financial expert.

Communications with our Board of Directors

        We have a process by which stockholders and/or other parties may communicate with our Board of Directors or individual directors. Any such communications may be sent to our Board by U.S. mail or overnight delivery and should be directed to Andrew S. Levine, Secretary, at SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, who will forward them on to the intended recipient. Any such communications may be made anonymously.

Whistleblowing and Whistleblower Protection Policy

        Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our company, you may do so in writing to the Chairman of our Audit Committee, c/o General Counsel, SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

        We encourage each member of our Board of Directors to attend each annual meeting of stockholders. All of our directors attended the annual meeting of stockholders held on May 7, 2003.

Identification of Director Candidates

        Our Nominating and Corporate Governance Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and for recommending to the Board the director nominees to be considered for election at our annual meetings of stockholders.

        In making recommendations to our Board, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, education, experience with businesses and other organizations comparable to our company, the interplay of the candidate's experience with the experience of other Board members, the candidate's industry knowledge and experience, the ability of a nominee to devote sufficient time to the affairs of our company and the extent to which the candidate generally would be a desirable addition to the Board and any committees of the Board.

        Our Nominating and Corporate Governance Committee may solicit and consider suggestions of our directors or management regarding possible nominees. Our Nominating and Corporate Governance Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

        Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board. Any recommendations by stockholders should follow the procedures outlined under "Stockholder Proposals" in this proxy statement and should also provide the reasons supporting a candidate's recommendation, the candidate's qualifications and the candidate's written consent to being considered as a director nominee. In addition, any stockholder recommending a director candidate should submit information demonstrating the number of shares of common stock that he or she owns.

Executive Sessions of Non-Management Directors

        In accordance with the Corporate Governance Guidelines, the non-management directors serving on our Board of Directors meet in executive session after each regularly scheduled meeting of the Audit Committee without the presence of any directors or other persons who are part of our management. The executive sessions regularly are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular session or portion of a session.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information regarding the base compensation awarded to our Chief Executive Officer and each of our other four most highly compensated executive officers, including one additional individual who would have been one of our four most highly compensated executive officers had he served as an executive officer in 2003, whose total annual salary and bonus, on an annualized basis, exceeded $100,000 during the fiscal year ended December 31, 2003 (collectively, the "named executive officers").

        On January 1, 2004, Mr. Holliday replaced Mr. Green as Chief Executive Officer of our company and Mr. Andrew Mathias, previously in the position of Director of Investments, was promoted to Chief Investment Officer. Mr. Green continues to serve as Chairman and as a full-time executive officer of our company. On February 3, 2004, Mr. Gregory F. Hughes replaced Mr. Wirth as Chief Financial Officer of our company. Mr. Wirth will remain with our company to assist with the transition. Mr. Reid, our Chief Operating Officer, will leave our company effective April 30, 2004 to pursue a business venture.

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary($)			Bonuses($)	Other Annual(1)	Restricted Stock Awards		Securities Underlying Options/ SARs(2)	All Other ($)(3)
Marc Holliday(4) Chief Executive Officer, President	2003 2002 2001	$ $ $	600,000 400,000 400,000		$1,500,000 $1,100,000 $850,000	$432,960 $387,000 $275,850	-0- -0- $2,776,200	(5)	-0- 210,000 -0-	$4,000 $3,400 $1,700
Stephen L. Green(6) Chairman of the Board, Executive Officer, Former Chief Executive Officer	2003 2002 2001	$ $ $	600,000 400,000 400,000		$1,100,000 $1,300,000 $400,000	-0- -0- -0-	$5,556,250 -0- -0-	(7)	-0- 210,000 300,000	-0- -0- -0-
Michael W. Reid(8) Chief Operating Officer	2003 2002 2001	$ $ $	350,000 350,000 289,400	(9)	$225,000 $350,000 $150,000	$117,920 $128,040 -0-	-0- -0- $847,800	(10)	-0- 100,000 50,000	$4,000 -0- -0-
Gerard T. Nocera Executive Vice President, Director of Real Estate	2003 2002 2001	$ $ $	300,000 300,000 300,000		$150,000 $395,000 $250,000	$95,250 $55,278 $50,400	-0- -0- -0-		-0- 100,000 -0-	$4,000 $3,400 $1,700
Thomas E. Wirth(11) Vice President, Principal Accounting Officer, Former Chief Financial Officer, Former Executive Vice President	2003 2002 2001	$ $ $	225,000 225,000 190,000		$200,000 $325,000 $150,000	$31,113 $70,098 $37,296	-0- -0- $439,500	(12)	-0- 75,000 -0-	$4,000 $3,400 $1,600
Andrew Mathias(13) Chief Investment Officer, Former Director of Investments	2003 2002 2001	$ $ $	175,000 175,000 130,000		$800,000 $100,000 $100,000	-0- -0- -0-	$1,323,000 $588,000 $316,250	(14) (16) (18)	75,000 50,000 25,000	$186,427 $364,830 $151,200	(15) (17) (19)

(1)
Represents the full amount of cash payments to be made with respect to tax payments due on the corresponding restricted stock awards that vested during that year.

(2)
As of December 31, 2003, options to purchase a total of 320,000 shares of common stock have been granted to our directors and employees, including options to purchase 75,000 shares of common stock granted to one of our named executive officers.

(3)
Unless otherwise indicated, represents our company's matching contributions under its 401(k) plan. Our company's matching contributions are credited in the subsequent year in which employees make their contributions.

(4)
Mr. Holliday was promoted to Chief Executive Officer effective January 1, 2004 and remains President.

(5)
Represents the full value of the restricted stock award made in 2001 pursuant to this officer's employment agreement, which award was scheduled to vest as follows: 30,000 shares on July 17, 2004, 30,000 shares on July 17, 2005, 30,000 shares on July 17, 2006 and 15,000 shares on January 17, 2007, subject to specified company performance measures. This vesting schedule was revised pursuant to Mr. Holliday's amended and restated employment agreement in January 2004. See "—Employment and Noncompetition Agreements" below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(6)
Mr. Green stepped down as Chief Executive Officer effective January 1, 2004. Mr. Green remains a full time executive officer of our company.

(7)
Represents the full value of the restricted stock award made in 2003 pursuant to this officer's employment agreement, 20% of which vests on each January 1 for the five year period commencing on January 1, 2004, subject to specified company performance measures. See "—Employment and Noncompetition Agreements" below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(8)
Mr. Reid will leave our company effective April 30, 2004. No person has been chosen to succeed Mr. Reid as Chief Operating Officer.

(9)
Mr. Reid joined our company in February 2001 as Chief Operating Officer. Pursuant to his employment agreement, Mr. Reid was entitled to receive an annual base salary of $350,000, which was pro-rated for fiscal year 2001.

(10)
Represents the full value of the restricted stock award made in 2001 pursuant to this officer's employment agreement, which award was scheduled to vest as follows: 33 1/3% on each of the first three anniversaries of the date of the employment agreement, subject to specified company performance measures. The vesting of Mr. Reid's restricted stock was definitively addressed in his severance agreement in February 2004. See "—Employment and Noncompetition Agreements" below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(11)
Mr. Wirth stepped down as Chief Financial Officer and was succeeded by Mr. Gregory F. Hughes who was appointed Chief Financial Officer effective February 3, 2004.

(12)
Represents the full value of the restricted stock award made in 2001 pursuant to this officer's employment agreement, which award was scheduled to vest as follows: 15% on each of the first two anniversaries of the date of the employment agreement and 70% on the third anniversary, subject to specified company performance measures. The vesting of Mr. Wirth's restricted stock was definitively addressed in his interim employment agreement in February 2004. See "—Employment and Noncompetition Agreements" below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(13)
Mr. Mathias was promoted to Chief Investment Officer effective January 1, 2004.

(14)
Represents the full value of the restricted stock award in the amount of 36,750 shares made in 2003 to Mr. Mathias as a deferred compensation payment, which award vests as follows: 19% on January 1, 2005, 26% on January 1, 2006 and 55% on January 1, 2007. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(15)
Includes (i) a $146,791 deferred compensation payment, (ii) $36,022 of loan forgiveness and (iii) $3,614 of matching 401(k) contributions.

(16)
Represents the full value of the restricted stock award made in 2002. The vesting schedule for this award was revised pursuant to Mr. Mathias's employment agreement, which award vests as follows: 4,376 shares on January 1, 2005, 6,562 shares on January 1, 2006 and 6,562 shares on January 1, 2007. The vesting of one-half of these shares is subject to specified company performance measures. See "—Employment and Noncompetition Agreements" below. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock, regardless of whether the underlying stock is vested.

(17)
Includes (i) a $362,234 deferred compensation payment and (ii) $2,596 of matching 401(k) contributions.

(18)
Represents the full value of the restricted stock award in the amount of 12,500 shares made in 2001 to Mr. Mathias as a deferred compensation payment, which award vested on December 31, 2002.

(19)
Includes (i) a $150,000 deferred compensation payment and (ii) $1,200 of matching 401(k) contributions.

Option/SAR Grants In Fiscal Year 2003

        The following table sets forth the options/stock appreciation rights, or SARs, granted with respect to the fiscal year ended December 31, 2003 to our named executive officers.

		Percent Of Total Options/SARs Granted To Employees In Fiscal Year			Potential Realizable Value At Assumed Annual Rates Of Share Price Appreciation For Option Term(3)
	Number Of Securities Underlying Options/SARs Granted(1)		Exercise Price Per Share Of Common Stock(2)
Name				Expiration Date
					5%	10%
Stephen L. Green	0	—	—	—	—	—
Marc Holliday	0	—	—	—	—	—
Michael W. Reid	0	—	—	—	—	—
Gerard T. Nocera	0	—	—	—	—	—
Thomas E. Wirth	0	—	—	—	—	—
Andrew Mathias	75,000	23.4%	$36.55	11/11/13	$1,723,957	$4,368,846

(1)
These options will vest over a four year period as follows: 7,500 shares on January 1, 2005, 15,000 shares on January 1, 2006, 22,500 shares on January 1, 2007 and 30,000 shares on January 1, 2008.

(2)
The exercise price for the options was based on the market price of the common stock on the date the options were granted.

(3)
In accordance with the rules of the SEC, these amounts are the hypothetical gains, or "option spreads" from the exercise price, that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an actual increase in the price of the common stock, which would benefit all stockholders.

Aggregated Option/SAR Exercises in Fiscal Year 2003 and 2003 Year-End Option/SAR Values

        The following table provides information regarding option exercises in 2003 by our named executive officers and the value of their unexercised options held at the end of 2003.

			Number of shares underlying unexercised options/SARs at fiscal year-end		Value of unexercised in-the- money options/SARs at fiscal year-end ($) (1)
Name	Shares acquired on exercise	Value realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Green	0	$0	785,000	450,000	$14,329,013	$5,484,300
Marc Holliday	100,000	$920,090	324,000	226,000	$5,569,200	$2,972,300
Michael W. Reid	20,000	$145,600	0	130,000	$0	$1,693,700
Gerard T. Nocera	65,000	$792,360	21,000	124,000	$433,988	$1,674,200
Thomas E. Wirth	12,500	$145,191	30,500	99,000	$573,806	$1,350,450
Andrew Mathias	0	$0	31,666	150,000	$574,278	$1,273,000

(1)
The value of unexercised in-the-money options at fiscal year-end, based on the market price for our common stock at the close of trading on December 31, 2003 of $41.05 per share.

Equity Compensation Plan Information

        The following table summarizes information, as of December 31, 2003, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	2,853,231	$26.80	801,331
Equity compensation plans not approved by security holders(2)	397,000	$24.40	-0-

Total	3,250,231	$26.51	801,331

(1)
Includes information related to our Amended 1997 Stock Option and Incentive Plan, as amended.

(2)
Certain of our employees, most of whom were executive officers, were granted an aggregate of 435,000 options as part of their initial employment agreements entered into at the time the employees first joined our company. The options have a weighted average exercise price of $24.61. A substantial portion of the options were issued during or before calendar year 2000 and no option grants have been made outside of our Amended 1997 Stock Option and Incentive Plan, as amended, subsequent to February 2001.

2003 Long-Term Outperformance Compensation Program

        At the May 2003 meeting of our Board of Directors, our Board ratified a long-term, seven-year compensation program for certain members of senior management. The program, which measures our performance over a 48-month period (unless terminated earlier) commencing April 1, 2003, provides that holders of our common equity are to achieve a 40% total return, or baseline return, during the measurement period over a base share price of $30.07 per share before any restricted stock awards are granted. Plan participants will receive an award of restricted stock in an amount between 8% and 10% of the excess total return over the baseline return. At the end of the four-year measurement period, 40% of the award will vest on the measurement date and 60% of the award will vest ratably over the subsequent three years based on continued employment. The total value of the award under the program is capped at $25.5 million. Any restricted stock to be issued under the program will be allocated under our Amended 1997 Stock Option and Incentive Plan, as amended, which was previously approved through a stockholder vote in May 2002.

Employment and Noncompetition Agreements

        In general, each employment and noncompetition agreement provides for certain benefits in the event of termination of the named executive officer by us without "Cause" or resignation by the executive officer with "Good Reason" (as such terms are defined in each agreement). Subject to certain exceptions, these benefits generally include the continued payment of the executive officer's base salary and bonus during the remaining term of the agreement, immediate or continued vesting of all equity awards as well as continued entitlement to receive other benefits conferred under the agreement for such remaining term. Under each agreement, the executive officer is entitled to certain specified benefits, including continued payment of base salary and, in some cases, bonus, in the event of his death or disability. In addition, each agreement, subject to certain exceptions, prohibits the executive officer from engaging, directly or indirectly, during the term of his employment and for a specified period following termination of employment, in certain competitive activities.

        Certain specific terms of each agreement are set forth below.

        Stephen L. Green's employment and noncompetition agreement was amended in 2000 and was set to expire on August 20, 2002. Effective August 20, 2002, Mr. Green entered into a new employment and noncompetition agreement with us that runs through December 31, 2007. The agreement provides for an automatic renewal for successive one-year terms unless notice of non-renewal is given at least three months prior to the expiration of such renewal term. Pursuant to the agreement, Mr. Green receives, among other things, an annual base salary of $600,000, effective January 1, 2003, and received a grant of 175,000 shares of restricted common stock in January 2003, 50% of which will vest equally over five years and is based solely on continued employment and the remaining 50% of which will vest equally over five years, subject to the attainment of specified financial performance goals during the vesting period. Pursuant to the agreement, Mr. Green is also entitled to cash payments from us with respect to tax payments due on the portion of the restricted stock grant that vests each year. Mr. Green is subject to certain restrictive covenants.

        Marc Holliday's amended and restated employment and noncompetition agreement, dated January 17, 2001, was amended and restated in connection with his promotion to Chief Executive Officer in January 2004, to extend it through January 2010. It has a term of six years, which will automatically renew for successive one-year periods unless either Mr. Holliday or our company serves the required notice under the agreement. Mr. Holliday's agreement provides for annual salary of $600,000, to be adjusted upwards every two years in the event of increases in the consumer price index. Under the term of his original agreement, 127,500 shares of Mr. Holliday's restricted common stock had yet to vest. Subsequently, pursuant to the terms of his amended and restated employment and noncompetition agreement, Mr. Holliday received a grant of 175,000 additional shares of restricted common stock. The aggregate of the remaining shares under the original restricted stock grant and the subsequent restricted stock grant vest as follows: 40,000 shares vest on July 17, 2004; 40,000 shares vest on July 17, 2005; 40,000 shares vest on July 17, 2006; 50,000 shares vest on July 17, 2007; 60,000 shares vest on July 17, 2008; 60,000 shares vest on July 17, 2009; and the remaining 12,498 shares vest on January 17, 2010. However, the vesting of one-half of the original restricted stock grant and the subsequent restricted stock grants is further conditioned upon the attainment of specified financial performance goals during the vesting period. Mr. Holliday's amended agreement also provided for a signing bonus of 95,000 shares of stock that are immediately vested, subject to a prohibition on disposition for two years. Pursuant to the agreement, Mr. Holliday is also entitled to cash payments from us with respect to tax payments due on the vested bonus stock and on the portion of his restricted stock grants that vest each year. The amended agreement also continues a certain non-recourse loan from us in the initial principal amount of $1,000,000, which is forgivable upon the attainment of specified financial performance goals prior to December 31, 2006, provided that Mr. Holliday remains employed by us until January 17, 2007. Mr. Holliday is subject to certain restrictive covenants.

        Michael W. Reid entered into an employment and noncompetition agreement with us on February 26, 2001. The term of the agreement was for three years, which term does not renew automatically, but could have been extended in the absence of six months' advance notice of termination. On February 3, 2004, Mr. Reid entered into a separation agreement with us pursuant to which he has agreed that his employment will terminate on April 30, 2004. Upon his termination and execution and delivery of a release, we will pay Mr. Reid a pro rata portion of his annual bonus and an additional cash amount equal to three (3) months of his base salary. In addition, certain of Mr. Reid's options to purchase 50,000 shares of common stock and certain of Mr. Reid's shares of restricted stock, which were unvested and unexercisable immediately before February 26, 2004, became vested and exercisable. With respect to a certain option to purchase 100,000 shares of common stock, 15,000 unvested options became initially exercisable upon the signing of the separation agreement and 35,000 unvested options will become vested and exercisable upon Mr. Reid's termination and delivery of a release. The balance of the unvested options will be forfeited by Mr. Reid. Mr. Reid shall continue to be subject to certain restrictive covenants.

        Gerard T. Nocera entered into an amended and restated employment and noncompetition agreement with us on September 30, 1998. The agreement provided for an original three-year term that expired on October 1, 2001 and automatic renewal for additional one-year terms unless notice of non-renewal is given at least six months prior to the expiration of such renewal term. Mr. Nocera's agreement provides for annual salary of $300,000. Mr. Nocera is subject to certain restrictive covenants.

        Gregory F. Hughes was a consultant to us from November 2003 to February 3, 2004, when Mr. Hughes was named our Chief Financial Officer. Mr. Hughes entered into an employment and noncompetition agreement with us to serve as our Chief Financial Officer. Mr. Hughes' agreement has a term of three years which shall be renewed as mutually agreed. If either party intends not to renew at the end of the original term of employment, such party must provide six months notice of non-renewal. Pursuant to the agreement, Mr. Hughes receives an annual salary of $400,000 and annual bonus which we agree to review annually. Mr. Hughes' also received, among other benefits, options to purchase 100,000 shares of common stock, and 22,500 shares of restricted common stock. The options vest 15% in the first and second years, 20% in the third and fourth years, and 30% in the fifth year. The restricted stock vests 5,000 in the first year, 7,500 shares in the second year and 10,000 shares in the third year. The vesting of one-half of the restricted stock grant is further conditioned upon the attainment of specified financial performance goals during the vesting period. Pursuant to the agreement, Mr. Hughes is also entitled to cash payments from us with respect to tax payments due on the portion of his stock grants that vest each year. Mr. Hughes is subject to certain restrictive covenants.

        Andrew Mathias entered into an employment and noncompetition agreement with us on January 5, 2004. Mr. Mathias' agreement has a term of four (4) years which shall be renewed as mutually agreed. If either party intends not to renew at the end of the original term of employment, such party must provide six months notice of non-renewal. Pursuant to the agreement, Mr. Mathias receives an annual salary of $250,000 in the first and second years, $300,000 in the third and fourth years, and an annual bonus. Mr. Mathias' also received, among other benefits, options to purchase 75,000 shares of common stock, and 35,500 shares of restricted common stock. The options vest annually over four years (10% in year one, 20% in year two, 30% in year three and 40% in year four). The restricted stock, in addition to 17,500 shares of restricted shares previously granted to the Mr. Mathias that have not vested, will vest 7,876 in the first year, 13,562 shares in the second year, 17,062 shares in the third year and 14,000 shares in the fourth year. The vesting of one-half of the restricted stock grant is further conditioned upon the attainment of specified financial performance goals during the vesting period. Pursuant to the agreement, Mr. Mathias is also entitled to cash payments from us with respect to tax payments due on the portion of his stock grants that vest each year. Mr. Mathias is subject to certain restrictive covenants.

        Thomas E. Wirth entered into an employment and noncompetition agreement with us on August 23, 2001. The term of the agreement was for three years starting September 1, 2001, which term does not renew automatically, but could have been extended in the absence of six months' advance notice of termination. Mr. Wirth's agreement provides for annual salary of $225,000. Mr. Wirth entered into an interim employment agreement with us on February 3, 2004 in which Mr. Wirth agreed to resign as Chief Financial Officer but to remain employed with us until April 30, 2004. The interim employment agreement replaces Mr. Wirth's 2001 employment agreement. Mr. Wirth will continue to receive his salary through August 31, 2004 as severance and any unvested outstanding options and restricted stock shall vest subject to Mr. Wirth's compliance with the terms of his interim employment agreement, including his execution and delivery of a release. Mr. Wirth shall continue to be subject to a number of restrictive covenants.

Report on Executive Compensation

        The following is a report by our Compensation Committee regarding our executive compensation objectives, executive compensation program and the compensation of our Chief Executive Officer.

        Executive Compensation Objective.    The objective of our executive compensation program is to attract, retain and motivate talented executives that will maximize stockholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of our stockholders by linking a portion of executive compensation directly to increases in stockholder value. We seek to provide total compensation to our executive officers which is competitive with total compensation paid by REITs similar to us.

        Proceedings of the Compensation Committee.    Our Compensation Committee determines compensation for our executive officers and is comprised of the independent directors, John H. Alschuler, Jr. (Chairman), Edwin Thomas Burton, III and John S. Levy. Final compensation determinations for each fiscal year generally are made after the end of the fiscal year and after audited financial statements for such year become available. At that time, (i) base salaries for the following fiscal year are set to the extent not already dictated by the terms of existing employment agreements, (ii) cash bonuses, if any, will be determined for the past year's performance and (iii) option grants, if any, will generally be made.

        Our Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of our named executive officers other than our Chief Executive Officer, our Compensation Committee reviews the recommendations of our Chief Executive Officer.

        The following is a discussion of each element of our executive compensation:

        Annual Base Salary.    Base salaries for each of our named executive officers are the subject of the employment agreement between us and such named executive officer. Each named executive officer's employment agreement provides that such officer's base salary will be reviewed no less frequently than annually.

        Annual Incentives.    Annual incentives are provided in the form of cash bonuses to be paid if certain performance objectives are achieved and as provided by an executive's employment agreement. In the future, our Compensation Committee may award cash bonuses based primarily upon our Funds from Operations for past periods. Cash bonuses will also be subject to adjustment based upon our Compensation Committee's evaluation of an executive's personal performance.

        Long-Term Incentives.    Long-term incentives are provided to executives through the grant of stock options or awards. The grant of stock options or awards are intended to align the executive's long-term objectives with those of our stockholders. Our Amended 1997 Stock Option and Incentive Plan, as amended, including our 2003 Long-Term Outperformance Compensation Program, is administered by our Compensation Committee, which has the discretion to determine those individuals to whom options or awards will be granted, the number of shares subject to options or awards and other terms and conditions of the options or awards. For an overview of our 2003 Long-Term Outperformance Compensation Program, see "Executive Compensation—2003 Long-Term Outperformance Compensation Program."

        2003 Chief Executive Officer Compensation.    For the fiscal year ended December 31, 2003, Stephen L. Green's base salary was $600,000 as determined by our Compensation Committee. Our Compensation Committee also awarded to Mr. Green a $1,100,000 cash bonus. These awards were determined by our Compensation Committee substantially in accordance with the policies described above relating to all of our named executive officers. In making such determinations, our Compensation Committee noted several factors, including our achievement of a 4.8% increase in Funds from Operations per share in 2003 over levels achieved in 2003 and total return to stockholders of 35.9% in 2003.

        Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Our Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate compensation for their performance. We paid compensation to certain of our named executive officers during 2003, a portion of which may be nondeductible under the limitations set forth in Section 162(m).

Submitted by our Compensation Committee of our Board of Directors

John H. Alschuler, Jr. (Chairman) Edwin Thomas Burton, III John S. Levy

STOCK PERFORMANCE GRAPH

        The following graph provides a comparison of the cumulative total stockholder return on the common stock from the closing price on December 31, 1998 of $20.14 per share to the closing price per share on the NYSE on December 31, 2003 with the cumulative total return on the Standard & Poor's 500 Composite Stock Price Index and the Standard & Poor's REIT Composite Index for the same periods. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the common stock, the Standard & Poor's 500 Composite Stock Price Index and the Standard & Poor's REIT Composite Index on December 31, 1998 and (ii) reinvestment of dividends. The historical information set forth below is not necessarily indicative of future performance. The data shown is based on the share prices or index values, as applicable, as of the end of each month shown.

	DEC-98(1)	DEC-99	DEC-00	DEC-01	DEC-02	DEC-03
SL Green	100.00	107.75	146.58	169.56	184.22	252.39
S&P 500	100.00	121.04	110.02	96.96	75.54	97.19
S&P REIT	100.00	87.37	104.39	110.86	107.81	137.42

Source for Standard & Poor's 500 Composite Stock Price Index and Standard & Poor's REIT Composite
Index data: Standard & Poor's

(1)
Assumes (i) an initial investment of $100 in our common stock, in the Standard & Poor's 500 Composite Stock Price Index and in the Standard & Poor's REIT Composite Index on December 31, 1998 and (ii) reinvestment of dividends.

        The stock performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that such information be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

        The following table sets forth the beneficial ownership of common stock, as of March 31, 2004, for (i) each person known to us to be the beneficial owner of more than 5% of our company's outstanding common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers who is not a director and (iv) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

Name**	Amount And Nature of Beneficial Ownership of Common Stock(1)		Percent of Total(2)
John H. Alschuler, Jr.	25,789	(3)	*
Edwin Thomas Burton, III	13,789		*
Stephen L. Green	2,695,776	(4)	6.56%
Marc Holliday	699,000	(5)	1.80%
John S. Levy	37,789	(6)	*
Andrew Mathias	97,916	(7)	*
Gerard T. Nocera	106,088	(8)	*
Michael W. Reid	0		*
Thomas E. Wirth	25,000	(9)	*
INVESCO North American Holdings, Inc.(10)	2,405,070		6.69%
Lend Lease Real Estate Investments, Inc.(11)	2,241,302		6.2%
Cohen & Steers Capital Management, Inc.(12)	1,914,438		5.3%
Deutsche Bank AG(13)	1,722,960		4.8%
Capital Group International, Inc. (14)	1,690,030		4.7%
All Directors and Executive Officers as a Group (11 Persons)	3,752,647		9.06%

*
Less than 1% of class.

**
Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170

(1)
For purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of common stock that such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days or pursuant to the redemption of units of limited partnership interests, or units, in our operating partnership, SL Green Operating Partnership, L.P., a Delaware limited partnership, of which SL Green Realty Corp. is the general partner (assuming we elect to issue common stock rather than pay cash upon such redemption). See "Executive Compensation" beginning on page 16 for a discussion of the vesting of stock options granted to directors and officers. Pursuant to the terms of the First Amended and Restated Agreement of Limited Partnership of our operating partnership, dated as of August 20, 1997, as amended, upon a notice of redemption from a unit holder, our operating partnership is obligated to redeem units for cash or, at our option, on a one-for-one basis for shares of common stock, subject to certain limitations.

(2)
As of March 31, 2004, 38,546,340 shares of common stock were outstanding. For purposes of computing the percentage of outstanding shares of common stock held by each person, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days or pursuant to the redemption of units (assuming we elect to issue common stock rather than pay cash upon redemption) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 24,000 shares of common stock subject to options exercisable within 60 days after March 31, 2004.

(4)
Includes 1,675,776 units held directly or indirectly through certain partnerships and other similar entities and includes 845,000 shares of common stock subject to options exercisable within 60 days after March 31, 2004.

(5)
Includes 249,000 shares of common stock subject to options exercisable within 60 days after March 31, 2004.

(6)
Includes 36,000 shares of common stock subject to options exercisable within 60 days after March 31, 2004.

(7)
Includes 6,666 shares of common stock subject to options exercisable within 60 days after March 31, 2004.

(8)
Includes 27,000 shares of common stock subject to options exercisable within 60 days after March 31, 2004.

(9)
Includes 5,000 shares of common stock subject to options exercisable within 60 days after March 31, 2004.

(10)
The business address for this stockholder is 4350 South Monaco Street, Denver, Colorado 80237. Pursuant to a Schedule 13G filed with the SEC, as of March 18, 2004, this stockholder may have shared voting and dispositive power over these shares of common stock which are held by certain of its subsidiaries, which include INVESCO Funds Group, Inc., INVESCO Institutional (N.A.), Inc. and INVESCO Global Asset Management (N.A.), Inc. INVESCO Asset Management Limited is an investment advisor that is affiliated with this stockholder and may have shared dispositive power over these shares of common stock. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(11)
The business address for this stockholder is 1995 University Avenue, Suite 550, Berkeley, California 94704. Pursuant to a Schedule 13G filed with the SEC, as of February 13, 2004, this stockholder may have direct or indirect voting and/or investment discretion over these shares of common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(12)
The business address for this stockholder is 757 Third Avenue, New York, New York 10017. Pursuant to a Schedule 13G/A filed with the SEC, as of February 17, 2004, this stockholder may have direct or indirect voting and/or investment discretion over these shares of common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(13)
The business address for this stockholder is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Pursuant to a Schedule 13G/A filed with the SEC, as of February 17, 2004, this stockholder may have direct or indirect voting and/or investment discretion over these shares of common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(14)
The business address for this stockholder is 11100 Santa Monica Blvd., 15th Floor, Los Angeles, California 90025. Pursuant to a Schedule 13G/A filed with the SEC, as of February 13, 2004, this stockholder may have direct or indirect voting and/or investment discretion over these shares of common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by the SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cleaning Services

        First Quality Maintenance, L.P., or First Quality, provides cleaning, extermination and related services with respect to certain of the properties owned by us. First Quality is owned by Gary Green, a son of Stephen L. Green, our chairman of the Board and former chief executive officer. First Quality also provides additional services directly to tenants on a separately negotiated basis. The aggregate amount of fees paid by us to First Quality for services provided (excluding services provided directly to tenants) was approximately $4.3 million in 2003, $3.4 million in 2002 and $3.6 million in 2001. In addition, First Quality has the non-exclusive opportunity to provide cleaning and related services to individual tenants at our properties on a basis separately negotiated with any tenant seeking such additional services. First Quality leases 12,290 square feet of space at 70 West 36th Street pursuant to a lease that expires on December 31, 2012 and provides for annual rental payments of approximately $295,000.

Leases

        Nancy Peck and Company leases 2,013 feet of space at 420 Lexington Avenue, New York, New York pursuant to a lease that expires on June 30, 2005 and provides for annual rental payments of approximately $64,000. Nancy Peck and Company is owned by Nancy Peck, the wife of Stephen L. Green. The rent due under the lease is offset against a consulting fee, of $10,000 per month, we pay to her under a consulting agreement which is cancelable upon 30-days notice.

Security Services

        Classic Security LLC, or Classic Security, provides security services with respect to certain properties owned by us. Classic Security is owned by Gary Green, a son of Stephen L. Green. The aggregate amount of fees paid by us for such services was approximately $3.7 million in 2003, $3.2 million in 2002 and $2.2 million in 2001.

Messenger Services

        Bright Star Couriers LLC, or Bright Star, provides messenger services with respect to certain properties owned by us. Bright Star is owned by Gary Green, a son of Stephen L. Green. The aggregate amount of fees paid by us for such services was approximately $145,000 in 2003, $87,000 in 2002 and none in 2001.

Brokerage Services

        Sonnenblick-Goldman Company, a nationally recognized real estate investment banking firm, provided mortgage brokerage services with respect to securing approximately $80 million and $85 million of first mortgage financing in 2003 and 2001, respectively. Mr. Morton Holliday, the father of Mr. Marc Holliday, was a Managing Director of Sonnenblick at the time of the financing. The fees paid by us to Sonnenblick for such services was approximately $400,000 in 2003, none in 2002 and $319,000 in 2001. In 2003, we also paid $623,000 to Sonnenblick in connection with the acquisition of 461 Fifth Avenue.

Management Fees

        S.L. Green Management Corp. receives property management fees from certain entities in which Stephen L. Green owns an interest. The aggregate amount of fees paid to S.L. Green Management Corp. from such entities was approximately $237,000 in 2003, $242,000 in 2002 and $206,000 in 2001.

Indebtedness of Management

        On January 17, 2001, Mr. Marc Holliday, then our president, received a non-recourse loan from us in the principal amount of $1,000,000 pursuant to his amended and restated employment and noncompetition agreement. This loan bears interest at the applicable federal rate per annum and is secured by a pledge of certain of Mr. Holliday's shares of our common stock. The principal of and interest on this loan is forgivable upon our attainment of specified financial performance goals prior to December 31, 2006, provided that Mr. Holliday remains employed by us until January 17, 2007. On April 17, 2000, Mr. Holliday received a loan from us in the principal amount of $300,000, with a maturity date of July 17, 2003. This loan bears interest at a rate of 6.60% per annum and is secured by a pledge of certain of Mr. Holliday's shares of our common stock. On May 14, 2002, Mr. Holliday entered into a loan modification agreement with us in order to modify the repayment terms of the $300,000 loan. Pursuant to the agreement, $100,000 (plus accrued interest thereon) is forgivable on each of January 1, 2004, January 1, 2005 and January 1, 2006, provided that Mr. Holliday remains employed by us through each of such date. The balance outstanding on this loan, including accrued interest, was $284,000 on December 31, 2003. In addition, the $300,000 loan shall be forgiven if and when the $1,000,000 loan that Mr. Holliday received pursuant to his amended and restated employment and non-competition agreement is forgiven.

Investments

        The ownership interests in NJMA Centennial, an entity in which we held an indirect non-controlling 10% ownership interest, were sold in May 2003 for $4.5 million to NJMA Centennial Owners, LLC, the managing member of which is an affiliate of the Schultz Organization. The sole asset of NJMA Centennial is 865 Centennial Avenue, a 56,000 square foot office/industrial property located in Piscataway, New Jersey. Under NJMA Centennial's Operating Agreement, we had no authority with respect to the sale. Marc Holliday, one of our executive officers, invested $225,000 in a non-managing membership interest in the entity acquiring the property. Our Board of Directors determined that this was not an appropriate investment opportunity for us and approved the investment by the executive officer prior to the transaction occurring.

OTHER MATTERS

Solicitation of Proxies

        We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of Morrow & Co., Inc. at an aggregate estimated cost of $4,500 plus out-of-pocket expenses.

Stockholder Proposals

        Stockholder proposals intended to be presented at the 2005 annual meeting of stockholders must be received by our Secretary no later than November 26, 2004 in order to be considered for inclusion in our proxy statement relating to the 2005 meeting pursuant to Rule 14a-8 under the Exchange Act.

        For a proposal of a stockholder to be presented at the 2005 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices after November 20, 2004 and on or before March 5, 2005, unless the 2005 annual meeting of stockholders is scheduled to take place before May 12, 2005 or after July 8, 2005. Our Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in our Bylaws, to us at our principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the anniversary date, such nominations or proposals must be delivered to us not earlier than the 180th day prior to such meeting and not later than the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to: SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attn: Andrew S. Levine, Secretary.

Other Matters

        Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                      By Order of our Board of Directors

                      Andrew S. Levine
                      Secretary

New York, New York
April 15, 2004

Exhibit A

SL GREEN REALTY CORP.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

Purpose

        The Board of Directors (the "Board") of SL Green Realty Corp. (the "Company") has established an audit committee of certain independent directors (the "Committee") and has adopted and approved this amended and restated charter for the Committee. The Committee's primary functions are to:

  1.
  Assist Board oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the qualifications and independence of the registered public accounting firm employed by the Company for the audit of the Company's financial statements (the "Independent Auditor"), (iv) the performance of the people responsible for the Company's internal audit function, and (v) the performance of the Company's Independent Auditors, including any third party employed by the Company for the purpose of performing all or any portion of the Company's internal audit function (the "Internal Auditor"),

  2.
  Prepare the report that rules of the Securities and Exchange Commission (the "SEC") require be included in the Company's annual proxy statement, and

  3.
  Provide an open avenue of communication among the Company's Independent Auditors, its Internal Auditors, its management and its Board.

Organization

  1.
  The Committee will be composed of at least three directors, each of whom is financially literate (i.e., able to read and understand financial statements and aware of the functions of auditors for a company) or, in the judgement of the Board, able to become financially literate within a reasonable period of time after his or her appointment to the Committee and each of whom must meet the independence requirements set forth, from time to time, in the listing standards of the New York Stock Exchange ("NYSE") and any other applicable laws, rules or regulations, including, without limitation, any rules promulgated by the SEC.

  2.
  At least one member of the Committee will be a person who has the following attributes:

  (a)
  an understanding of accounting principles generally accepted in the United States ("GAAP") and financial statements;

  (b)
  the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

  (c)
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by the Company's financial statements, or experience supervising one or more persons engaged in such activities;

  (d)
  an understanding of internal accounting controls; and

  (e)
  an understanding of audit committee functions.

  3.
  No director who serves on the audit committee of more than two other public companies may be a member of the Committee unless the Board determines such simultaneous service would not impair the ability of such director to effectively serve on the Committee.

  4.
  The members of the Committee will be appointed, removed and replaced by, and in the sole discretion of, the Board.

  5.
  The Board will designate a member of the Committee to be the chairman of the Committee.

  6.
  The Committee will create its own rules of procedure, including rules regarding notice of meetings, quorum and voting. Such rules will be consistent with the Articles of Incorporation, as amended (the "Charter") and Bylaws (the "Bylaws") of the Company and with this charter.

  7.
  The Committee may create subcommittees to perform particular functions, either generally or in specific instances.

  8.
  Minutes will be kept with regard to each meeting of the Committee, which will record all actions taken by the Committee. The minutes will be maintained with the books and records of the Company. Copies of the minutes of each meeting of the Committee will be sent promptly after the meeting to all members of the Board.

  9.
  The Committee will report to the Board at all regular meetings of the Board or at such other times as the Committee deems necessary or appropriate.

  10.
  The Committee shall meet in person or telephonically at least four times a year at a time and place determined by the Committee chairman, with further meetings to occur when deemed necessary or desirable by the Committee or its chairman.

  11.
  The Committee may request members of management or others to attend meetings and provide pertinent information as necessary.

Powers

        The Committee will have the authority to engage independent counsel, accounting and other advisors, as it determines necessary to carry out its duties. The Company will provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation (a) to the Independent Auditor employed by the Company to audit the financial statements of the Company and (b) to any advisors employed by the Committee.

        The Committee may require any officer or employee of the Company or the Company's outside counsel or Independent Auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Responsibilities

        The Committee will from time to time adopt any policies or procedures it deems necessary to ensure that the accounting and reporting practices of the Company are of the highest quality.

        While the Committee has the powers and responsibilities set forth in this charter, it is not the duty or responsibility of the Committee to (i) plan or conduct audits, (ii) determine that the Company's financial statements and disclosures are complete and accurate or are in accordance with GAAP or applicable rules and regulations, or (iii) monitor and control risk assessment and management. These are the responsibilities of the Company's management and the Independent Auditor.

        To fulfill its responsibilities, the Committee will:

Independent Auditors

  1.
  Be directly responsible for the appointment (subject to shareholder approval, if required by the Board), termination, compensation, and oversight, of any public accounting firm employed by the Company (including resolution of disagreements between management and the Independent Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Each such public accounting firm will report directly to the Committee.

  2.
  Have the sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements of the Independent Auditors.

  3.
  Preapprove the fees and terms of all auditing services (including providing comfort letters in connection with securities offerings) and permitted non-audit services (including tax services) to be provided to the Company or its subsidiaries by the Company's Independent Auditors, except for non-audit services covered by the De Minimus Exception in Section 10A of the Securities Exchange Act of 1934, as amended. The Committee may delegate to one or more of its members who is an independent director the authority to grant preapprovals.

  4.
  In order to evaluate the Independent Auditors' qualifications, performance and independence, at least annually obtain and review a report by the Independent Auditors describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the Independent Auditors and the Company in order to assess the Independent Auditor's independence. This evaluation should include review of the partner of the Independent Auditor who has principal responsibility for its audits of the Company's financial statements and should take into account the opinions of management and the Internal Auditors (or the Company's personnel responsible for the internal audit function). In addition, the report will include a written statement of the fees billed for each of the following categories of services rendered by the Independent Auditor: (a) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year; (b) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems, design and implementation); and (c) all other services rendered by the Independent Auditor for the most recent fiscal year, in the aggregate and by each service.

  5.
  Ensure that the lead partner of the Independent Auditor does not serve in that capacity for more than five years. Consider whether the Independent Auditor itself should be changed periodically.

  6.
  Ensure the Company's compliance with all applicable legal requirements regarding auditor independence, including the periodic rotation of the lead partner and other senior members of the Independent Auditor.

  7.
  Present to the Board its conclusions regarding the Independent Auditors' qualifications, performance and independence as a result of the evaluation described in the preceding three paragraphs.

  8.
  Meet regularly with the Company's Independent Auditors so that they can report on (a) all critical accounting policies and practices the Company uses or expects to use; and (b) all alternative treatments of material financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditors.

  9.
  Obtain and review, at least annually: a report from the Independent Auditors of any audit problems or difficulties and management's response, including any restrictions on the scope of the Independent Auditors' activities or access to information and any disagreements with management, and, if applicable, also including any accounting adjustments that were noted or proposed by the Independent Auditors but were "passed" (including similar adjustments that were passed because individually they were not material); any communications between the audit team and the Independent Auditors' national office with respect to auditing or accounting issues presented by the engagement; any "management" or "internal control" letter issued, or proposed to be issued, by the Independent Auditors to the Company; and all other material written communications between the Independent Auditors and the management of the Company.

  10.
  Instruct the Independent Auditors that the Board and the Committee are the accountants' client.

  11.
  Meet separately, periodically, with management, with the Internal Auditors, and with the Independent auditors.

  12.
  Report regularly to the Board as to the quality and integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, and the performance of the Company's internal audit function.

  13.
  Set clear hiring policies for employees or former employees of the Independent Auditors.

Internal Audit

  1.
  Review the responsibilities, budget and staffing of the Company's internal audit function.

  2.
  Review any significant changes in the planned scope of the internal audit function.

Accounting and Reporting Process

  1.
  Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles and the development, selection and disclosure of critical accounting estimates.

  2.
  Review major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

  3.
  Review analyses prepared by management and/or the Independent Auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effects of alternative GAAP methods on the Company's financial statements, the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

  4.
  Review the audited financial statements and discuss them with management and the Independent Auditor. Based on that review, and the reviews performed by the Committee as described in paragraphs 1 through 3 under this Accounting and Reporting Process, make a recommendation to the Board relative to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

  5.
  Obtain reports from management, parties responsible for the Company's internal audit function and the Independent Auditors, as necessary, regarding the compliance, or failure to comply, of the Company with applicable legal requirements and the Company's Code of Business Conduct and Ethics, including disclosures of insider and affiliated party transactions.

  6.
  Review with management and the Independent Auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

  7.
  The Committee will discuss with the Independent Auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as then in effect.

Other

  1.
  Discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditor, including the results of the Independent Auditor's reviews of the quarterly financial statements and the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to the filing of each Form 10-K and Form 10-Q by the Company.

  2.
  Review the disclosures, if any, of the chief executive officer and chief financial officer, prior to their certification of each annual or quarterly report filed by the Company with the SEC, of (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and identify any material weakness in internal controls, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

  3.
  Review generally earnings press releases issued by the Company (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP information and non-GAAP Financial Measures, as such term is defined under the rules of the Securities Act of 1934, as amended) and the rules and regulations promulgated thereunder, as well as financial information and earnings guidance provided to analysts and rating agencies.

  4.
  Discuss and review policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

  5.
  Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  6.
  Conduct an annual evaluation of its own performance.

  7.
  Conduct an annual review of this charter and recommend to the Board any changes the Committee deems appropriate.

  8.
  Review with internal and external counsel, where appropriate, any legal matters that could have a significant impact on the Company's financial statements.

  9.
  Review accounting and financial human resources and succession planning within the Company.

  10.
  Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

SL GREEN REALTY CORP.
420 Lexington Avenue
New York, New York 10170

Proxy for Annual Meeting of Stockholders to be held on May 19, 2004

THIS PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Stephen L. Green and Andrew S. Levine and either of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of SL Green Realty Corp. held of record by the undersigned as of the close of business on March 31, 2004, on behalf of the undersigned at the annual meeting of stockholders to be held at the Grand Hyatt New York, Park Avenue at Grand Central, 109 East 42nd Street, New York, New York, 10:00 a.m., local time, on Wednesday, May 19, 2004 and at any adjournments or postponements thereof.

        When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the nominee of our Board of Directors listed in Proposal 1 and FOR Proposal 2. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with our Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please vote and sign on other side and return promptly in the enclosed envelope.	SEE REVERSE SIDE

☒
Please mark your votes as in this example.

1.
To elect one Class I Director of our company to serve until the 2007 annual meeting of stockholders and until such director's respective successor is duly elected and qualified.

        Nominee:    Edwin Thomas Burton, III

FOR ALL	WITHHOLD ALL	FOR ALL (except as marked to the contrary below)
☐	☐	☐
2.
To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.
To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

  The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual meeting of stockholders, the proxy statement with respect thereto and our 2003 annual report to stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

☐
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature:	Date:	Signature:		Date:
If Held Jointly

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

QuickLinks

SL GREEN REALTY CORP. 420 Lexington Avenue New York, New York 10170-1881
TABLE OF CONTENTS
SL GREEN REALTY CORP. 420 Lexington Avenue New York, New York 10170-1881
FOR 2004 ANNUAL MEETING OF STOCKHOLDERS to be held on May 19, 2004
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
PRINCIPAL AND MANAGEMENT STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
SL GREEN REALTY CORP. AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
SL GREEN REALTY CORP. 420 Lexington Avenue New York, New York 10170